Woodward Reports Third Quarter and Nine-Month Fiscal Year 2011 Results

FORT COLLINS, CO -- (Marketwire - July 25, 2011) - Woodward, Inc. (NASDAQ: WWD) today reported financial results for its third quarter of fiscal year 2011. (All per share amounts are presented on a fully diluted basis.)

Third Quarter Fiscal 2011 Highlights

    -- Net sales for the third quarter of 2011 were $438.5 million, an increase of 23 percent from $356.4 million in the third quarter of last year.
    -- Earnings per share(1) were $0.51 in the third quarter of 2011, up from $0.45 in the third quarter of last year.  Special tax items were included in the results for the third quarter of fiscal 2010, as described below.
    -- Total EBIT(2) for the quarter was $57.1 million compared to $44.9 million in the third quarter of the prior year, an increase of 27 percent.
    -- Free cash flow(3) for the third quarter of 2011 was $14.1 million.

"Woodward's record quarter of sales and earnings was driven through broad-based growth and application of our energy control solutions strategy," said Thomas A. Gendron, Chairman and Chief Executive Officer. "We expect to build on this momentum by continuing to aggressively pursue our organic growth opportunities."

Net sales for the fiscal 2011 third quarter were $438.5 million, an increase of 23 percent from $356.4 million for the 2010 third quarter.

Net earnings(1) for the 2011 third quarter were $36.1 million, or $0.51 per share, compared with $31.7 million, or $0.45 per share, in the 2010 third quarter. Included in results for the third quarter of 2010 were $6.4 million of tax benefits, or $0.09 per share. Foreign currency exchange rates had a slightly favorable impact on earnings for the third quarter of 2011.

EBIT was $57.1 million for the third quarter of 2011 compared to $44.9 million for the third quarter of 2010. The current quarter EBIT was positively impacted by increased volumes, partially offset by increased variable compensation and research and development costs. Total variable compensation expense increased $8 million from the third quarter of 2010. Research and development costs incurred in the third quarter of 2011 increased by $8 million, including a $2 million increase in variable compensation, compared to the same quarter of the prior year. This increase reflects investments related to growth opportunities in most of our markets.

Quarterly Segment Results

Turbine Systems

Turbine Systems' segment net sales for the third quarter of fiscal 2011, which include intersegment sales, were $191.0 million, an increase of 26 percent from $151.2 million for the third quarter a year ago. Segment earnings for the third quarter of 2011 increased to $46.1 million from $35.9 million for the same quarter a year ago. Segment earnings as a percent of segment net sales were 24.1 percent this quarter compared to 23.8 percent in the same quarter of the prior year.

The sales increase was attributable to improvements in both industrial and aerospace turbine original equipment and aftermarket demand. Segment earnings benefitted from the increased sales volumes and price increases, partially offset by increased variable compensation and research and development costs.

Airframe Systems

Airframe Systems' segment net sales for the third quarter of fiscal 2011, which include intersegment sales, were $103.0 million, an increase of 9 percent from $94.1 million in the third quarter a year ago. Airframe Systems had segment earnings of $5.5 million, or 5.4 percent of segment net sales in the third quarter of 2011, compared to $2.9 million, or 3.0 percent of segment net sales, in the third quarter of 2010.

The increase in segment sales reflected recovering demand for business and regional jets and improved defense sales, partially offset by a decline in customer funding for development. Compared to the prior year's third quarter, earnings were positively impacted by increased sales volumes, partially offset by the effects of the reduction in customer funding for development and increased variable compensation.

Electrical Power Systems

Electrical Power Systems' segment net sales for the third quarter of fiscal 2011, which include intersegment sales, were $71.9 million, an increase of 52 percent from $47.3 million for the third quarter a year ago. Segment earnings for this quarter were $3.2 million compared to $3.1 million for the same quarter last year. Segment earnings as a percent of segment net sales were 4.5 percent this quarter compared to 6.5 percent in the same quarter for the prior year.

Sales volumes increased across most product lines, particularly wind turbine converter sales and were also favorably impacted by the effect of the recent IDS acquisition. Segment earnings benefitted from the increased volume but were reduced by costs associated with recently expanded production facilities and supply chain requirements for serving the global customer base. Results were also negatively affected by product mix, increased variable compensation and the integration of IDS.

Engine Systems

Engine Systems' segment net sales for the third quarter of fiscal 2011, which include intersegment sales, were $104.1 million, an increase of 21 percent from $86.1 million for last year's third quarter. Segment earnings for this quarter increased to $9.8 million from $9.1 million for the same period a year ago. Segment earnings as a percent of segment net sales decreased to 9.4 percent this quarter compared to 10.6 percent in the same quarter last year.

Engine Systems' sales increased substantially across all major markets and product lines as global infrastructure recovery continues. Segment earnings improved largely due to the increased volumes partially offset by increased investments in product development and increased variable compensation expense.

Nonsegment

Nonsegment expenses totaled $7.6 million for the third quarter of fiscal 2011, compared to $6.1 million for the same quarter last year. Nonsegment expenses were 1.7 percent of consolidated net sales for the third quarter of 2011, flat compared to the prior year quarter.

Year-to-Date Results

Net sales for the first nine months of fiscal 2011 were $1,222.4 million, an increase of 17 percent from $1,045.0 million from the nine month period last year.

Net earnings for the first nine months of 2011 were $90.5 million, or $1.29 per share, compared with $78.2 million, or $1.12 per share, in the same period last year. Included in results for the first nine months of 2010 were $6.4 million of tax benefits, or $0.09 per share. Foreign currency exchange rates had a slight unfavorable impact on earnings for 2011's first nine months.

Year-to-date EBIT was $147.7 million compared to $127.6 million in the same period of the prior year.

Cash Flow, Financial Position and Other Matters

Net cash generated from operating activities decreased to $46.8 million for the first nine months of 2011 compared with $161.6 million for the same period of the prior year. Free cash flow was $14.2 million for the first nine months of 2011 compared to $142.8 million for the same period in 2010. Cash flow for the first nine months of 2011 reflected significantly increased investments in working capital, primarily inventory, in anticipation of higher levels of business activity. Capital expenditures for the first nine months of 2011 were $32.6 million compared with $18.8 million in the same period of 2010.

The ratio of debt-to-debt-plus-equity was 34.3 percent at June 30, 2011 compared to 36.7 percent at September 30, 2010.

Outlook

"Our economic outlook as we close the year and approach fiscal 2012 is for a continuing moderate recovery," stated Mr. Gendron. "We expect a strong close to our year, and as a result, we anticipate sales for fiscal 2011 to be approximately $1.7 billion, with earnings per share to be approximately $1.85."

This outlook continues to reflect a projected increase in variable compensation expense from 2010 of approximately $26 million, or $0.25 per share at targeted levels.

Non-U.S. GAAP Financial Measures: EBIT (earnings before interest and taxes), EBITDA (earnings before interest, taxes, depreciation and amortization) and free cash flow are financial measures not prepared and presented in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). Management uses EBIT to evaluate Woodward's operating performance without the impacts of financing and tax related considerations. Management uses EBITDA in evaluating Woodward's operating performance, making business decisions, including developing budgets, managing expenditures, forecasting future periods, and evaluating capital structure impacts of various strategic scenarios. Management uses free cash flow, which is derived from cash flows provided by operating activities, in reviewing the financial performance of Woodward's various business segments and evaluating cash generation levels. Securities analysts, investors, and others frequently use EBIT, EBITDA and free cash flow in their evaluation of companies, particularly those with significant property, plant, and equipment, and intangible assets that are subject to amortization. The use of these non-U.S. GAAP financial measures is not intended to be considered in isolation of, or as a substitute for, the financial information prepared and presented in accordance with U.S. GAAP. Because EBIT and EBITDA exclude certain financial information compared with net earnings, the most comparable U.S. GAAP financial measure, users of this financial information should consider the information that is excluded. Free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of our ability to fund our cash needs. Management's calculations of EBIT, EBITDA and free cash flow may differ from similarly titled measures used by other companies, limiting their usefulness as comparative measures.

(1) Represents net earnings or earnings per share (as applicable)
    attributable to Woodward, Inc. (i.e., excluding any non-controlling interests).
(2) EBIT is defined as net earnings attributable to both Woodward, Inc.
    and any non-controlling interest before interest and taxes.
(3) Free cash flow is defined as cash provided by operating activities less capital expenditures.

Conference Call

Woodward will hold an investor conference call at 4:30 p.m. EDT, July 25, 2011 to provide an overview of the financial performance for the third quarter, business highlights, and outlook for the remainder of fiscal 2011. You are invited to listen to the live webcast of our conference call, or a recording, and view or download accompanying presentation slides at our website, www.woodward.com.

You may also listen to the call by dialing 1-877-470-9716 (domestic) or 1-518-444-0712 (international). Participants should call prior to the start time to allow for registration; the Conference ID is 76323439. An audio replay will be available by telephone from 7:30 p.m. EDT on July 25, 2011 until 11:59 p.m. EDT on July 29, 2011. The telephone number to access the replay is 1-800-642-1687 (domestic) or 1-706-645-9291 (international), reference access code 76323439.

A webcast presentation will be available on the website by clicking the Investors tab, then the Calendar of Events menu selection and associated webcast link. The call and presentation will remain accessible at the website for 14 days.

About Woodward

Woodward is an independent designer, manufacturer, and service provider of energy control and optimization solutions used in global infrastructure equipment. We serve the aerospace and defense, power generation and distribution, and transportation markets. Our systems and components optimize the performance of commercial aircraft; military aircraft, ground vehicles and other equipment; gas and steam turbines; wind turbines; reciprocating engines; and electrical power systems. The company's innovative fluid energy, combustion control, electrical energy, and motion control systems help customers offer cleaner, more reliable and more efficient equipment. Our customers include leading original equipment manufacturers and end users of their products. Woodward is headquartered in Fort Collins, Colo., USA. Visit our website at www.woodward.com.

Information in this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, including, but not limited to, statements regarding future sales, earnings, liquidity, relative profitability, and the impact of economic conditions and downturns on Woodward. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties, and assumptions that are difficult to predict. Factors that could cause actual results and the timing of certain events to differ materially from the forward-looking statements include, but are not limited to, the instability in the financial markets or other prolonged unfavorable economic and industry conditions; any failure to fully comply with the Company's administrative agreement with the U.S. Department of Defense; Woodward's ability to implement and realize the intended effects of its restructuring efforts; Woodward's ability to manage its expenses relative to sales; the ability of Woodward's suppliers to meet their obligations; Woodward's ability to integrate acquisitions and manage the costs related thereto; the success of, or expenses associated with, our product development activities; Woodward's debt obligations, debt service requirements, and any limitations regarding its ability to operate its business and pursue business strategies and incur additional debt in light of certain restrictive covenants in its outstanding debt documents; risks relating to U.S. government contracting activities, including any decline in the level of U.S. defense spending; future impairment charges resulting from changes in the estimated fair value of reporting units or of long-lived assets; unforeseen events that significantly reduce commercial airline travel; risks from operating internationally, including the impact on reported earnings from fluctuations in foreign currency exchange rates, and other risk factors described in Woodward's Annual Report on Form 10-K for the year ended September 30, 2010 and any subsequently filed Quarterly Report Form 10-Q.

Woodward, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

                               Three-Months Ending    Nine-Months Ending
                                     June 30,              June 30,
(Unaudited - in thousands       ------------------  ----------------------
 except per share amounts)        2011      2010       2011        2010
                                --------  --------  ----------  ----------

Net sales                       $438,467  $356,367  $1,222,408  $1,045,027
                                --------  --------  ----------  ----------
Costs and expenses:
 Cost of goods sold              304,441   249,966     858,138     733,834
 Selling, general, and
  administrative expenses         38,470    31,394     109,581      98,359
 Research and development costs   29,273    21,419      80,061      59,431
 Amortization of intangible
  assets                           8,935     8,635      26,020      26,471
 Interest expense                  6,361     6,949      19,161      22,524
 Interest income                    (117)      (97)       (325)       (327)
 Other (income) expense, net         249        49         955        (625)
                                --------  --------  ----------  ----------
Total costs and expenses         387,612   318,315   1,093,591     939,667
                                --------  --------  ----------  ----------
Earnings before income taxes      50,855    38,052     128,817     105,360
Income taxes                      14,799     6,187      38,272      26,873
                                --------  --------  ----------  ----------
Net earnings                      36,056    31,865      90,545      78,487
Net earnings attributable to
 noncontrolling interests, net
 of tax                                -      (120)          -        (318)
                                --------  --------  ----------  ----------
Net earnings attributable to
 Woodward                       $ 36,056  $ 31,745  $   90,545  $   78,169
                                ========  ========  ==========  ==========

Earnings per share amounts:
Basic earnings per share
 attributable to Woodward       $   0.52  $   0.46  $     1.32  $     1.14
Diluted earnings per share
 attributable to Woodward       $   0.51  $   0.45  $     1.29  $     1.12
                                ========  ========  ==========  ==========
Weighted average common shares
 outstanding:
Basic                             68,793    68,489      68,785      68,428
Diluted                           70,166    69,987      70,155      69,871
                                ========  ========  ==========  ==========
Cash dividends per share paid to
 Woodward common stockholders   $   0.07  $   0.06  $     0.20  $     0.18
                                ========  ========  ==========  ==========

Woodward, Inc. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS

                                                     June 30,    September
(Unaudited - in thousands)                             2011       30, 2010
                                                    ----------  ----------

Assets
 Current assets:
  Cash and cash equivalents                         $   72,598  $  105,579
  Accounts receivable                                  265,420     248,513
  Inventories                                          387,768     295,034
  Income taxes receivable                               10,328      18,170
  Deferred income tax assets                            37,104      33,689
  Other current assets                                  26,381      18,157
                                                    ----------  ----------
    Total current assets                               799,599     719,142
 Property, plant, and equipment-net                    200,042     193,524
 Goodwill                                              465,832     438,594
 Intangible assets - net                               279,228     292,149
 Deferred income tax assets                              1,979       8,623
 Other assets                                           15,820      11,201
                                                    ----------  ----------
Total assets                                        $1,762,500  $1,663,233
                                                    ==========  ==========

Liabilities and stockholders' equity
 Current liabilities:
  Short-term borrowings                             $   41,577  $   22,099
  Current portion of long-term debt                     18,459      18,493
  Accounts payable                                     100,769     107,468
  Income taxes payable                                   5,501       5,453
  Accrued liabilities                                  109,726     109,052
                                                    ----------  ----------
     Total current liabilities                         276,032     262,565
 Long-term debt, less current portion                  408,750     425,250
 Deferred income tax liabilities                        88,367      88,249
 Other liabilities                                      91,053      83,975
                                                    ----------  ----------
 Total liabilities                                     864,202     860,039
 Stockholders' equity                                  898,298     803,194
                                                    ----------  ----------
Total liabilities and stockholders' equity          $1,762,500  $1,663,233
                                                    ==========  ==========

Woodward, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                      Nine-Months Ending
                                                           June 30,
                                                    ----------------------
(Unaudited - in thousands)                             2011        2010
                                                    ----------  ----------
Net cash provided by operating activities           $   46,800  $  161,609
                                                    ----------  ----------

Cash flows from investing activities:
Business acquisitions, net of cash and marketable
 securities acquired                                   (38,698)    (25,000)
Business acquisition of IDS marketable securities       (8,463)          -
Proceeds from sale of IDS marketable securities          8,217           -
Payments for property, plant, and equipment            (32,640)    (18,834)
Proceeds from sale of other assets                          30         268
Proceeds from disposal of Fuel & Pneumatics product
 line                                                        -         660
                                                    ----------  ----------
Net cash used in investing activities                  (71,554)    (42,906)
                                                    ----------  ----------

Cash flows from financing activities:
Cash dividends paid                                    (13,764)    (12,971)
Proceeds from sales of treasury stock                    2,078       2,709
Payments for repurchases of common stock                (6,837)     (2,383)
Excess tax benefits from stock compensation              2,581       1,588
Payments of long-term debt                             (16,500)   (118,492)
Borrowings on revolving lines of credit and
 short-term borrowings                                 126,098      71,653
Payments on revolving lines of credit and
 short-term borrowings                                (103,158)    (71,653)
                                                    ----------  ----------
Net cash used in financing activities                   (9,502)   (129,549)
                                                    ----------  ----------
Effect of exchange rate changes on cash and cash
 equivalents                                             1,275      (3,189)
                                                    ----------  ----------
Net change in cash and cash equivalents                (32,981)    (14,035)
Cash and cash equivalents at beginning of period       105,579     100,863
                                                    ----------  ----------
Cash and cash equivalents at end of period          $   72,598  $   86,828
                                                    ==========  ==========

Woodward, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

                               Three-Months Ending    Nine-Months Ending
                                     June 30,              June 30,
                                ------------------  ----------------------
(Unaudited - in thousands)        2011      2010       2011        2010
                                --------  --------  ----------  ----------
Segment net sales *:
Turbine Systems                 $190,954  $151,168  $  514,541  $  440,697
Airframe Systems                 102,957    94,127     284,053     276,727
Electrical Power Systems          71,927    47,280     206,434     158,610
Engine Systems                   104,119    86,066     304,341     232,168
                                --------  --------  ----------  ----------
Total segment net sales         $469,957  $378,641  $1,309,369  $1,108,202
                                ========  ========  ==========  ==========
Intersegment net sales:
Turbine Systems                 $ (3,010) $ (2,545) $   (8,744) $   (7,144)
Airframe Systems                    (603)     (609)     (1,988)     (1,900)
Electrical Power Systems         (17,052)  (11,133)    (46,180)    (29,918)
Engine Systems                   (10,825)   (7,987)    (30,049)    (24,213)
                                --------  --------  ----------  ----------
Total consolidated net sales    $438,467  $356,367  $1,222,408  $1,045,027
                                ========  ========  ==========  ==========
Segment earnings**:
Turbine Systems                 $ 46,067  $ 35,934  $  123,151  $  100,363
As a percent of segment sales       24.1%     23.8%       23.9%       22.8%
Airframe Systems                   5,512     2,852       4,535      10,237
As a percent of segment sales        5.4%      3.0%        1.6%        3.7%
Electrical Power Systems           3,241     3,072      13,437      15,254
As a percent of segment sales        4.5%      6.5%        6.5%        9.6%
Engine Systems                     9,833     9,131      28,129      18,513
As a percent of segment sales        9.4%     10.6%        9.2%        8.0%
                                --------  --------  ----------  ----------
Total segment earnings            64,653    50,989     169,252     144,367
Nonsegment expenses               (7,554)   (6,085)    (21,599)    (16,810)
                                --------  --------  ----------  ----------
EBIT                              57,099    44,904     147,653     127,557
Interest expense, net             (6,244)   (6,852)    (18,836)    (22,197)
                                --------  --------  ----------  ----------
 Consolidated earnings before
  income taxes                  $ 50,855  $ 38,052  $  128,817  $  105,360
                                ========  ========  ==========  ==========

Capital expenditures            $ 12,516  $  4,698  $   32,640  $   18,834
Depreciation expense              10,955     9,826      31,279      29,984
                                ========  ========  ==========  ==========

*This schedule reconciles segment sales, which include intersegment sales, with consolidated external sales.
**This schedule reconciles segment earnings, which exclude certain costs, to consolidated earnings before taxes.

Woodward, Inc. and Subsidiaries
RECONCILIATION OF NET EARNINGS TO EBIT AND EBITDA

                                        Three-Months    Nine-Months Ending
                                       Ending June 30,       June 30,
                                      ----------------  ------------------
(Unaudited - in thousands)              2011     2010     2011      2010
                                      -------  -------  --------  --------
Net earnings                          $36,056  $31,865  $ 90,545  $ 78,487
Income taxes                           14,799    6,187    38,272    26,873
Interest expense                        6,361    6,949    19,161    22,524
Interest income                          (117)     (97)     (325)     (327)
                                      -------  -------  --------  --------
EBIT                                   57,099   44,904   147,653   127,557
Amortization of intangible assets       8,935    8,635    26,020    26,471
Depreciation expense                   10,955    9,826    31,279    29,984
                                      -------  -------  --------  --------
EBITDA                                $76,989  $63,365  $204,952  $184,012
                                      =======  =======  ========  ========

EBIT (earnings before interest and taxes) and EBITDA (earnings before interest, taxes, depreciation, and amortization) are non-U.S. GAAP financial measures. Management uses EBIT to evaluate Woodward's operating performance without the impacts of financing and tax related considerations. Management uses EBITDA in evaluating Woodward's operating performance, making business decisions, including developing budgets, managing expenditures, forecasting future periods, and evaluating capital structure impacts of various strategic scenarios. Securities analysts, investors, and others frequently use EBIT and EBITDA in their evaluation of companies, particularly those with significant property, plant, and equipment, and intangible assets that are subject to amortization. The use of these non-U.S. GAAP financial measures is not intended to be considered in isolation of, or as a substitute for, the financial information prepared and presented in accordance with U.S. GAAP. Because EBIT and EBITDA exclude certain financial information compared with net earnings the most comparable U.S. GAAP financial measure, users of this financial information should consider the information that is excluded. Management's calculations of EBIT and EBITDA may differ from similarly titled measures used by other companies, limiting their usefulness as comparative measures.

Woodward, Inc. and Subsidiaries
RECONCILIATION OF CASH FLOW FROM OPERATIONS TO FREE CASH FLOW

                                                        Nine-Months Ending
                                                             June 30,
                                                        ------------------
(Unaudited - in thousands)                                2011      2010
                                                        --------  --------

Net cash provided by operating activities               $ 46,800  $161,609
Capital expenditures                                     (32,640)  (18,834)
                                                        --------  --------
Free cash flow                                          $ 14,160  $142,775
                                                        ========  ========

Free cash flow is a non-U.S. GAAP financial measure. Management uses free cash flow, which is derived from cash flows provided by operating activities, in reviewing the financial performance of Woodward's various business segments and evaluating cash generation levels. Securities analysts, investors, and others frequently use free cash flow in their evaluation of companies, particularly those with significant property, plant, and equipment, and intangible assets that are subject to amortization. The use of this non-U.S. GAAP financial measure is not intended to be considered in isolation of, or as a substitute for, the financial information prepared and presented in accordance with U.S. GAAP. Free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of our ability to fund our cash needs. Management's calculation of free cash flow may differ from similarly titled measures used by other companies, limiting its usefulness as a comparative measure.

CONTACT:
Robert F. Weber, Jr.
Chief Financial Officer and Treasurer
970-498-3112

Woodward, Inc.
1000 East Drake Road
Fort Collins, Colorado 80525, USA
Tel: 970-482-5811
Fax: 970-498-3058